NEWS FOR RELEASE: 6/16/00

Contacts:   Darlene Perry              David Bondurant
            Pacifico, Inc.             Enhanced Memory
            (408) 293-8600             (719) 481-7003


                   RAMTRON SUBSIDIARY ENHANCED MEMORY SYSTEMS
                        ENTERS MANUFACTURING AGREEMENT
                     WITH A MAJOR COMPUTER MANUFACTURER

        Low-Latency, High-Bandwidth Memory Targets Computer Applications

COLORADO SPRINGS, CO, June 16, 2000 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq: RMTR) and its subsidiary, Enhanced Memory Systems, Inc., announced today that they have entered into a manufacturing agreement with a major computer manufacturer to develop and supply a high-performance semiconductor memory product for the computer market. The multi-million dollar agreement provides for development of the product with both captive and open market supply planned. Product consumption is projected to exceed $40M over the next four years with initial product supply beginning in 2001. The product will be manufactured using the Infineon Technologies 0.17 micron memory technology.

"We are excited about the benefits of low-latency, high-bandwidth memory in our computer products," said an unnamed source within the computer company. "The product under development with Enhanced Memory Systems will increase the performance of a number of our computer platforms."

"We believe this product will be an industry-leading low-latency, high-bandwidth memory for the computer market," said Craig Rhodine, Enhanced Memory Systems vice president and general manager. "This customer funded program signifies the coming of age for a technology we have pioneered since 1992."

High-Performance DRAM Products

Enhanced Memory Systems is a leading specialty DRAM company. Enhanced Memory Systems began shipping its first low-latency enhanced DRAM (EDRAM (registered trademark)) products in 1992. Enhanced Memory Systems currently supplies low-latency enhanced synchronous DRAM (ESDRAM) and high-speed SDRAM (HSDRAM) products that are compatible with the industry standard SDRAM. The ESDRAM architecture was approved as a SDRAM superset for both SDRAM and DDR SDRAM in 1998. In 1999, Enhanced Memory Systems entered a technology agreement with Cypress Semiconductor to develop a product for the network communications market. In May of this year, Enhanced's parent company, Ramtron, acquired Mushkin Inc. to provide expanded e-commerce outlets for the Enhanced Memory Systems product lines.

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Enhanced Memory Systems is a fabless DRAM company with manufacturing agreements with top semiconductor companies, including Infineon Technologies, who recently purchased 20% of Enhanced Memory Systems in exchange for its advanced memory technology and wafer capacity. Enhanced Memory Systems is pursuing other strategic partnerships to advance its EDRAM, ESDRAM, HSDRAM, and ESRAM technologies in the marketplace.

The Enhanced Memory Systems products serve the DRAM, specialty DRAM and fast SRAM markets, which are expected to grow to more than $47 billion by the year 2001, according to Semico, a leading semiconductor market research firm.

About Ramtron International Corporation

Ramtron's patented FRAM memories are a new generation of semiconductor memory that combines high-performance and low-power operation with the ability to store data in the absence of power. Due to the product's unique advantages, FRAM memories are expected to revolutionize a variety of electronic consumer and industrial products. Current applications for Ramtron's FRAM memory devices include electronic power meters, smart cards, test instrumentation, factory automation, laser printers, security systems, and other systems that require reliable storage of data without an external power source. The company also develops and markets ultra-high-performance ESDRAM and HSDRAM memory products through its subsidiary, Enhanced Memory Systems, Inc.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is info@ramtron.com. Homepage is http://www.ramtron.com.

About Enhanced Memory Systems, Inc.

Enhanced Memory Systems develops and markets patented EDRAM (registered trademark) and ESRAM (trademark) high-performance specialty memories that combine fast DRAM and SRAM on one chip. Enhanced Memory Systems is headquartered in Colorado Springs, Colorado and is a subsidiary of Ramtron International Corporation (Nasdaq: RMTR). Visit Enhanced Memory Systems on the Web at www.edram.com.

EDRAM is a registered trademark of Enhanced Memory Systems, Inc. ESRAM is a trademark of Enhanced Memory Systems, Inc.

This press release contains forward-looking statements. Except for historical information, the matters discussed in this report are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Words such as "expects," "plans," "anticipates," "believes," "estimates," "projects", "projected orders" and variations of such words are intended to represent forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions or updates to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof, whether as a result of new information, future events, or otherwise.

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